EXHIBIT 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Annual Report on Form 20-F for the year ended December 31, 2023 of Fury Gold Mines Limited (the “Company”) of our report dated March 26, 2024, relating to the consolidated financial statements of Dolly Varden Silver Corporation, which appears in this Annual Report. We also consent to the incorporation by reference in the Registration Statement on Form F-10 of Fury Gold Mines Limited (File Nos. 333-272658) of our report referred to above and references to our name in the Annual Report on Form 20-F, which is incorporated by reference in such Form F-10.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

May 6, 2024